Exhibit 3.1(i)

CERTIFICATE OF LIMITED PARTNERSHIP

BRIDGE PRIVATE LENDING, LP

The undersigned General Partner, for the purpose of forming a limited partnership pursuant to the Maryland Revised Uniform Limited Partnership Act, hereby certifies on this 19th day of November, 2009.

That the name of the limited partnership (which is hereinafter called the “Partnership”) is

Bridge Private Lending, LP

That the purposes for which the Partnership is formed are (a) to engage in the business of commercial lending, and to invest directly and indirectly in real property wherever situated and however held; and (b) to engage in any acts or activities permitted by a limited partnership organized under the laws of the State of Maryland.

That the post office address of the principal office of the Partnership in this State is 5508 Kemper Road, Baltimore, Maryland  21210.

That the name of the resident agent of the Partnership in this State is A. David Borinsky.  Such resident agent is an individual actually residing in this State.  The post office address of such resident agent is 5508 Kemper Road, Baltimore, Maryland  21210.

That the name and the business, residence or mailing address of the General Partner are: Bridge GP, LLC, 5508 Kemper Road, Baltimore, Maryland  21210.

That the term of the Partnership shall be perpetual.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership on the day and year first above written.

Bridge GP, LLC, General Partner

By:	/s/ David Borinsky
David Borinsky, Authorized Person

The undersigned individual hereby consents to being designated as the resident agent for Bridge Private Lending, LP.

/s/ David Borinsky
David Borinsky